As filed with the Securities and Exchange Commission on May 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BED BATH & BEYOND INC.

(Exact name of Registrant as specified in its charter)

New York	11-2250488
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

650 Liberty Avenue
Union, New Jersey	07083
(Address of Principal Executive Offices)	(ZIP Code)

Inducement Equity Awards*

(Full Title of the Plan)

Mark J. Tritton	Copies to:
President and Chief Executive Officer	Michael E. Ellis, Esq.
Bed Bath & Beyond Inc.	Proskauer Rose LLP
650 Liberty Avenue	Eleven Times Square
Union, New Jersey 07083	New York, New York 10036
(Name and Address of Agent for Service)	(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer	☐
	Smaller Reporting Company	☐
Non-Accelerated Filer ☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price(1)	Amount Of Registration Fee(2)
Common Stock, par value $.01 per share	$3,775,000	$3,775,000	$490.00

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Bed Bath & Beyond Inc. (the “Registrant” or the “Company”) that may from time to time be offered or issued by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)  Calculated in accordance with Rule 457(o) of the Securities Act.

 EXPLANATORY NOTE

Pursuant to the Employment Agreement between the Company and Gustavo Arnal, dated as of April 24, 2020, the Company intends to grant service-based restricted stock units to Mr. Arnal on May 4, 2020 equal in value to $775,000, based on the volume-weighted average closing price of a share of Common Stock of the Company over the twenty trading day period ending immediately prior to the grant date. Pursuant to the Employment Agreement between the Company and John Hartmann dated as of April 1, 2020, the Company intends to grant service-based restricted stock units to Mr. Hartmann on May 18, 2020 equal in value to $3,000,000 based on the volume-weighted average closing price of a share of Common Stock of the Company over the twenty trading day period ending immediately prior to the grant date. This Registration Statement registers the shares of Common Stock issuable upon vesting and settlement of such grants.

The foregoing grants are made as inducements material to Mr. Arnal’s acceptance of employment as the Executive Vice President and Chief Financial Officer of the Company, and Mr. Hartmann’s acceptance of employment as the Chief Operating Officer of the Company and President, buybuy BABY, respectively, and were approved by the Company’s Compensation Committee of the Board of Directors. Such grants are made in reliance on Nasdaq Listing Rule 5635(c)(4), which exempts certain inducement equity grants from the general requirement of the Nasdaq rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the agreement covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020, filed with the Commission on April 29, 2020;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on April 2, 2020, April 21, 2020, April 24, 2020, and April 30, 2020, in each case solely to the extent filed and not furnished;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended February 29, 2020; and

(d)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 11, 1992, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless otherwise indicated therein.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 402(b) of the New York Business Corporation Law provides that, subject to conditions and qualifications provided by statute, a certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the Company or its shareholders for damages for any breach of duty in such capacity.

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty in such capacity except for liability of any director if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. If the New York Business Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided therein, shall be limited to the fullest extent permitted by the amended New York Business Corporation Law. Any repeal or modification of such Article of the Certificate of Incorporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

The Company’s Amended and Restated By-laws govern the indemnification of any director or officer of the Company or any employee of the Company who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise by reason of the fact that, in the case of directors and officers of the Company, is or was a director or officer of the Company, or is or was at the request of the Company serving as an officer or director or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise or entity (including, without limitation, any employee benefit plan), and in the case of employees of the Company, is or was serving (a) as a director or officer of a corporation or in a capacity equivalent to that of a director or officer for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Company had at the time of such service, directly or indirectly, a 50% or greater equity interest or (b) at the written request of the Company, as a director or officer of a corporation or in a capacity equivalent to that of a director or officer for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Company had at the time of such service, directly or indirectly, a significant business interest but a less than 50% equity interest (or, in the case of an employee benefit plan, no equity interest at all), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Company has obtained directors and officers liability insurance which insures the Company’s officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Document
4.1*	Restated Certificate of Incorporation
4.2	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended August 25, 1996)
4.3	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 30, 1997)
4.4	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 30, 1998)
4.5	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 1, 2001)
4.6	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated July 1, 2009)
4.7	Amended and Restated By-Laws of Bed Bath & Beyond Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 19, 2019)
5.1**	Opinion of Proskauer Rose LLP
23.1**	Consent of KPMG LLP
23.2**	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on the signature page hereto)
99.1	Employment Agreement between the Company and Gustavo Arnal, dated April 24, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2020)
99.2	Employment Agreement between the Company and John Hartmann, dated April 1, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 21, 2020)

*   This Exhibit was originally filed in paper format. Accordingly, a hyperlink has not been provided.

** Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of New Jersey, on May 1, 2020.

BED BATH & BEYOND INC.

By:	/s/ Mark J. Tritton
Mark J. Tritton Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Mark J. Tritton and Gustavo Arnal, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Bed Bath & Beyond Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Mark J. Tritton	President and Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2020
Mark J. Tritton

By:	/s/ Robyn M. D’Elia	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 1, 2020
Robyn M. D’Elia

By:	/s/ Patrick R. Gaston	Director (Independent Chairman)	May 1, 2020
Patrick R. Gaston

By:	/s/ Stephanie Bell-Rose	Director	May 1, 2020
Stephanie Bell-Rose

By:	/s/ Harriet Edelman	Director	May 1, 2020
Harriet Edelman

By:	/s/ John E. Fleming	Director	May 1, 2020
John E. Fleming

By:	/s/ Sue E. Gove	Director	May 1, 2020
Sue E. Gove

By:	/s/ Jeffrey A. Kirwan	Director	May 1, 2020
Jeffrey A. Kirwan

By:	/s/ Johnathan B. Osborne	Director	May 1, 2020
Johnathan B. Osborne

By:	/s/ Harsha Ramalingam	Director	May 1, 2020
Harsha Ramalingam

By:	/s/ Virginia P. Ruesterholz	Director	May 1, 2020
Virginia P. Ruesterholz
By:	/s/ Joshua E. Schechter	Director	May 1, 2020
Joshua E. Schechter

By:	/s/ Andrea Weiss	Director	May 1, 2020
Andrea Weiss

By:	/s/ Mary A. Winston	Director	May 1, 2020
Mary A. Winston

By:	/s/ Ann Yerger	Director	May 1, 2020
Ann Yerger